Exhibit 3.4
ARTICLES OF MERGER
OF
LSB BANCSHARES, INC.
AND
FNB FINANCIAL SERVICES CORPORATION
     LSB Bancshares, Inc. (“LSB”), the undersigned institution, as the surviving institution of the merger of FNB Financial Services Corporation (“FNB”), with and into LSB (the “Merger”), hereby submits the following Articles of Merger.
     1. The name of the surviving institution is LSB Bancshares, Inc., a North Carolina chartered bank holding company. The name of the merged institution is FNB Financial Services Corporation, also a North Carolina chartered bank holding company.
     2. Attached as Appendix A is a copy of the Agreement and Plan of Merger that was duly adopted in the manner prescribed by law by the Boards of Directors of FNB and LSB.
     3. With respect to each institution, shareholder approval was obtained as required by Chapter 55 of the General Statutes of North Carolina.
     4. Except as provided in the Agreement and Plan of Merger, and as repeated below, the Articles of Incorporation of the surviving institution shall not be amended or changed as a result of the Merger:
a.	The name of the surviving institution shall be amended to: NewBridge Bancorp; and

b.	The Articles of Incorporation shall be amended to include the following new Article XI:
ARTICLE XI
     Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present; provided, however, that in the event two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast by the shares entitled to vote in the election of a nominee to such directorship shall be deemed elected to the directorship.
     5. These Articles of Merger shall be effective at the following specified time: 11:59 p.m., on July 31, 2007.
     This the 27th day of July, 2007.

LSB Bancshares, Inc.

Name of Entity

/s/ Robert A. Lowe

Signature

Robert A. Lowe

Chairman and Chief Executive Officer

Type or Print Name and Title